Exhibit 4.39

SCORPIO BULKERS INC.

July 10, 2015

Crédit Agricole Corporate and Investment Bank, as Agent
Middle Office Shipping
9 quai du President Paul Doumer
92920 Paris La Defense Cedex
France

Attention: Marie-Claire Vanderperre

Re: Credit Agreement for up to a US$330,000,000 Loan to Scorpio Bulkers Inc.

Ladies and Gentlemen:

We refer to that certain credit agreement dated as of July 29, 2014 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), made by and among (i) Scorpio Bulkers Inc., a company incorporated and existing under the laws of the Republic of the Marshall Islands, as borrower (the “Borrower”), (ii) the companies listed in Schedule 1-A thereto together with any other company that becomes a guarantor pursuant to a guarantor joinder agreement, as joint and several guarantors, (iii) the banks and financial institutions listed in Schedule 1-B thereto, as lenders (the “Lenders”), (iv) the Export-Import Bank of China, Crédit Agricole Corporate and Investment Bank (“CACIB”), Deutsche Bank AG London, BNP Paribas and Skandinaviska Enskilda Banken AB (publ), as lead arrangers, (v) CACIB and Deutsche Bank AG London, as bookrunners, (vi) CACIB, as coordinating bank and as administrative agent for the Lenders (in such capacity, the “Agent”), as security trustee for the Lenders, and as account bank, whereby the Lenders made available to the Borrower a senior secured term loan facility in an amount of up to US$330,000,000 to finance part of the purchase price of each of the Collateral Vessels. Expressions defined in the Credit Agreement have the same meanings where used in this letter agreement.

Pursuant to Clause 2.4 of the Credit Agreement, upon 15 Business Days written notice to the Agent, the Borrower may reduce any part of the unused Commitment available to it without premium or penalty. The Borrower hereby requests that Fifteen Million Dollars ($15,000,000) of the Commitment be cancelled, effective August 4, 2015. The Borrower will be cancelling the part of the Commitment corresponding to the following proposed collateral vessel:

Name     Type            Yard
SBI Kratos    Ultramax Bulk Carrier    Chengxi

Exhibit 4.39

By its execution of this letter agreement, the Agent hereby consents to the cancellation of $15,000,000 of the Commitment under the Credit Agreement.

By its execution of the consent and agreement provided below, the Borrower hereby represents and warrants that, as of the date hereof, no Event of Default nor event which, with the passage of time, giving of notice or both would become an Event of Default, has occurred or is continuing. The Borrower hereby reaffirms, as of the date hereof, each and every representation and warranty made thereby in the Credit Agreement, except for representations and warranties, if any, given as of a specified date.

By its execution of the consent and agreement provided below, the Borrower agrees that all other terms and conditions of the Credit Agreement shall remain in full force and effect and the Credit Agreement shall be read and construed as if the terms of this letter agreement were included therein by way of addition or substitution, as the case may be. In addition, all rights and obligations of the parties to the Credit Agreement shall remain in full force and effect.

This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to choice-of-law principles.

Kindly indicate your acceptance and agreement with the foregoing by executing this letter agreement in the space indicated below.

[Signature pages follow]

Exhibit 4.39

Very truly yours,

SCORPIO BULKERS INC.

as Borrower

/s/ Hugh Baker
By:___________________________________
            Name: Hugh Baker
            Title: Chief Financial Officer

Exhibit 4.39

CONSENTED TO AND AGREED as of ______29______, 2015.

Crédit Agricole Corporate and Investment Bank,
as Agent

/s/ Alain Pitner
By:___________________________________
Name: Alain Pitner
Title: Ship finance Head Coordinator

/s/ Nicolas d'Arvout d'Averstoedt
By:___________________________________
Name: Nicolas d'Arvout d'Averstoedt
Title: Ship finance Director